Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Arcellx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, $0.001 par value per share	457(o)	—	—	$3,967,500	0.0000927	$367.79

	Total Offering Amounts					$3,967,500		$367.79

	Total Fees Previously Paid							$0

	Net Fee Due							$367.79

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. The registrant previously registered securities at an aggregate offering price not to exceed $124,832,500 on a registration statement on Form S-1, as amended (File No. 333-265573), which was declared effective by the Securities and Exchange Commission on June 15, 2022. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of shares having a maximum aggregate offering price of $3,967,500 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.